                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934



                                DENAmerica Corp.
                                 Name of Issuer


                 Common Stock, $.10 par value per share Class A
                         (Title of Class of Securities)

                                   248225-10-4
                                 (CUSIP Number)



     Check the following box if a fee is being paid with this statement [ ]


                                Page 1 of 8 Pages

-----------------------                                  ---------------------
  CUSIP NO. 248225-10-4                 13G                PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankBoston Corporation
      (04-2471221)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Holding Company-Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,124,352

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,124,352

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,124,352

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 8 pages

-----------------------                                  ---------------------
  CUSIP NO. 248225-10-4                 13G                PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BancBoston Ventures Inc.
      (04-6013165)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,124,352

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,124,352

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,124,352

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 8 pages

                                                               Page 4 of 8 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        SCHEDULE 13G UNDER THE SECURITIES
                              EXCHANGE ACT OF 1934

Item 1.
       (a)   Name of Issuer:           DENAmerica Corp.

       (b)   Address of Issuer's       7373 N. Scottsdale
             Principal Executive       Suite D-120
             Office:                   Scottsdale, AZ 85253
Item 2.
       (a)   Name of Person            BankBoston Corporation
             Filing:                   on its own behalf as indirect owner and
                                       on behalf of its subsidiary, BancBoston
                                       Ventures

       (b)   Address of Principal      100 Federal Street
             Business Office or, if    Boston, Massachusetts 02110
             none, Residence:

       (c)   Citizenship:              Holding Company - Massachusetts
                                       Investment Company - Massachusetts
       (d)   Title Class of
             Securities:               Common, $.10 Par Value Class A

       (e)   CUSIP Number:             248225-10-4

Item 3.
       This statement is filed pursuant to Rule 13d-1(b). The persons filing are a parent holding company, in accordance with Reg. section 240.13d-1(b)(ii)(G), and a bank, in accordance with Reg. section 240.13d-1(b)(ii)(B) of the Securities Exchange Act of 1934.

Item 4.      Ownership:

       (a)   Amount Beneficially
             Owned:                 See Item 9, Cover Page

       (b)   Percent of Class:      See Item 11, Cover Page

       (c)   Number of Shares as to Which
             Such Person Has
             (i) Sole Power to Vote or to Direct the vote
             (ii) Shared Power to Vote or to Direct the vote
             (iii) Sole Power to Dispose or Direct the Disposition of:
             (iv) Shared Power to Dispose to or Direct the Disposition of:

                                               For (c), see Item 5-8, Cover Page

                                                               Page 5 of 8 Pages

Item 5.         Ownership of Five Percent or less of a Class.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.         Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable.

Item 7. Identification and Classification of the Subsidiary which has Acquired the Security Being Reported on by the Parent Holding
                Company:

                Investment company as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.

Item 8.         Identification and Classification of Member of the Group.

                Not Applicable.

Item 10.        CERTIFICATION:

                See Exhibit A

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, completed and correct.

       Date:  February 13, 1998
       BankBoston Corporation

       By: /s/ Robert T. Jefferson
          -------------------------

       Name:  Robert T. Jefferson
            -----------------------
       Print

       Title:  Comptroller
             ----------------------

                                                               Page 6 of 8 Pages


BancBoston Ventures Inc.


By: /s/ Zackery Edmonds
   -------------------------

Name:  Zackery Edmonds
     -----------------------

Print:


Title:  Treasurer, BancBoston Ventures Inc.
      -------------------------------------

                                                               Page 7 of 8 Pages

                                    EXHIBIT A
                                    ---------

                                    AGREEMENT


         The undersigned hereby agree, pursuant to Section 240.13d-1(f)(1) that BankBoston Corporation may file a Schedule 13G pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, and all amendments to such Schedule, with respect to shares of DENAmerica Corp. Common Stock, $.10 Par Value Class A, on behalf of itself and BancBoston Ventures.


Dated:  February 13, 1998

BankBoston Corporation


By: /s/ Robert T. Jefferson
   ----------------------------
         Robert T. Jefferson
         Comptroller

                                                               Page 8 of 8 Pages

BancBoston Ventures Inc.

By: /s/ Zackery Edmonds
   ----------------------------

Name:  Zackery Edmonds
     --------------------------
Print:

Title: Treasurer, BancBoston Ventures Inc.
      ------------------------------------


               INCUMBENCY CERTIFICATE OF AUTHORIZED REPRESENTATIVE


         I, the undersigned, Timothy A. Gerhold, Assistant Clerk of BancBoston Ventures, Inc. do hereby certify that Zackery Edmonds is a duly elected Treasurer of BancBoston Ventures Inc., and also has the power and authority to sign the attached Statements on Schedule 13G in the name and on behalf of BancBoston Ventures Inc.

         In witness whereof, I have set my hand and seal of BancBoston Ventures Inc. this 13th day of February, 1998.

                                        By: /s/ Timothy  A. Gerhold
                                           ---------------------------

                                        Name: Timothy  A. Gerhold
                                        Title:  Assistant Clerk